Exhibit 99.1

Del Monte Foods Company P.O. Box 193575 San Francisco, CA 94119-3575	NEWS RELEASE

DEL MONTE FOODS COMPANY REPORTS
FISCAL 2004 THIRD QUARTER RESULTS

Q3 PERFORMANCE TRACKS STRATEGY

     SAN FRANCISCO, CA, March 4, 2004 — Del Monte Foods Company (NYSE: DLM) today announced reported net sales of $811.1 million and income from continuing operations of $52.2 million, or $0.25 diluted earnings per share, for the third quarter ended January 25, 2004, compared to reported net sales of $537.3 million and income from continuing operations of $22.4 million, or $0.12 diluted earnings per share, for the prior year period. Adjusting both quarters for the factors detailed in the charts below, adjusted diluted earnings per share from continuing operations for the fiscal 2004 third quarter were $0.27, compared to pro forma as adjusted diluted earnings per share from continuing operations of $0.25 for the fiscal 2003 third quarter.

     “We are pleased with the progress we made this quarter in each of our businesses as we have continued to execute against the strategic objectives set at the time of the merger,” said Richard G. Wolford, Chairman and Chief Executive Officer. “During the quarter we announced significant new product introductions in our Pet business and we experienced strong share performance in our core segments. In StarKist Brands, the value-added, consumer convenient StarKist pouch continues to grow. And, Del Monte Brands successfully supported the re-launch of our infant feeding product line under the Del Monte Nature’s Goodness brand. Our merger integration initiatives are progressing well and continue to track on or ahead of schedule.”

     The increase in reported net sales for the quarter, when compared to reported net sales for the third quarter of fiscal 2003, was due primarily to the inclusion of fruit, vegetable and tomato sales after the completion of the merger on December 20, 2002.1

     Net sales of $811.1 million for the third quarter ended January 25, 2004 compares to pro forma as adjusted net sales of $810.2 million for the third quarter of fiscal 2003, which reflects adjustments for the factors detailed in the charts below. Increases in Starkist Brands and Pet Products sales were largely offset by declines in Del Monte Brands during the quarter. This decline in Del Monte Brands sales is primarily due to the fact that the fiscal 2003 third quarter had three extra days, as a result of aligning the Del Monte Brands’ reporting dates with those of the Acquired Businesses.

[1]	Del Monte acquired through merger, the North American StarKist seafood, North American pet food and pet snacks, U.S. private label soup, College Inn broth and U.S. infant feeding businesses (the “Acquired Businesses”) of the H. J. Heinz Company (NYSE: HNZ) on December 20, 2002. For accounting purposes, however, the Acquired Businesses are considered the surviving entity and the historical financial statements of the Acquired Businesses now constitute the historical financial statements of the Company. Therefore, fiscal 2003 reported results include the results of operations of Del Monte's fruit, vegetable and tomato businesses only for the period after the December 20, 2002 merger. Reported financial results for periods prior to the merger reflect only the financial results of the Acquired Businesses. Reported results also include certain merger-related expenses and other income, the detail of which is shown in the Company's Combined Statements of Income.

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     The $0.02 improvement in adjusted diluted earnings per share from continuing operations as compared to the prior year third quarter pro forma as adjusted diluted earnings per share from continuing operations is due primarily to the impact of a favorable sales mix, lower SG&A expenses and lower interest expense, partially offset by higher tax expense.

     On February 5, 2004, the Company entered into an agreement to sell all its rights in the IVD® and Medi-Cal® brands and the rights in the Techni-Cal® brand in the United States and Canada for $82.5 million. The transaction is expected to be completed upon obtaining regulatory approvals.

     “These brands should be well-positioned for future growth with Royal Canin,” said Wolford. “They are not, however, a strategic fit with the plans we have defined and are implementing with our core pet portfolio, which we expect will play a key role in Del Monte’s future growth.”

     The financial results associated with these brands and certain other assets of the Company are now reflected as discontinued operations. Income from discontinued operations in the third quarter ended January 25, 2004 was $1.3 million ($0.00/share) compared to $2.0 million ($0.01/share) in the prior year period. The Company expects to apply $60 to $65 million of proceeds from the planned sale, after taxes and other transaction costs, to pay down debt under its senior credit facilities.

     Nine Months Ended January 25, 2004

     The Company announced reported net sales of $2,214.0 million and income from continuing operations of $106.4 million, or $0.50 diluted earnings per share, for the first nine months of fiscal 2004, compared to reported net sales of $1,335.5 million and income from continuing operations of $105.2 million, or $0.63 diluted earnings per share, for the first nine months of fiscal 2003. Adjusting both periods for the factors detailed in the charts below, as adjusted diluted earnings per share from continuing operations for the first nine months of fiscal 2004 were $0.57, compared to pro forma as adjusted diluted earnings per share from continuing operations of $0.62 in the fiscal 2003 period.

     The increase in reported net sales for the first nine months of fiscal 2004, when compared to reported net sales for the same period in fiscal 2003, was due primarily to the inclusion of fruit, vegetable, and tomato sales after the completion of the merger.

     Net sales of $2,214.0 million for the first nine months of fiscal 2004, compared to pro forma as adjusted net sales of $2,237.3 million in the comparable fiscal 2003 period, after reflecting adjustments for the factors detailed in the charts below. The decrease in year over year revenues is due primarily to a planned reduction in sales of non-core pet food, driven by reductions in non-strategic private label and other non-core portions of the pet food portfolio, and lower sales of canned seafood. These decreases were partially offset by increased sales of higher margin pet snacks and tuna pouch products.

     The $0.05 decrease in adjusted diluted earnings per share from continuing operations as compared to the prior year third quarter pro forma as adjusted diluted earnings per share from continuing operations is due primarily

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to the impact of increased SG&A expenses, higher production costs, and increased tax expense, partially offset by favorable sales mix and lower interest expense.

     For the first nine months of fiscal 2004, reported income from discontinued operations was $1.6 million ($0.01/share), compared to $4.8 million ($0.03/share) in the prior year period.

     Outlook

     The Company continues to expect that, after removing discontinued operations in both years, adjusted diluted earnings per share from continuing operations will grow 6 to 9%, to approximately $0.87 to $0.91. The Company also continues to expect fiscal 2004 revenue growth from continuing operations of 2 to 4% over pro forma fiscal 2003.

     The Company continues to expect that integration expense in fiscal 2004 will be approximately $45 million, or approximately $27 million net of taxes (approximately $0.14 per share). The Company continues to expect total integration expense of $75 million, $2 million of which is associated with discontinued operations, in fiscal 2003 through fiscal 2005.

     The Company continues to expect reported diluted earnings per share from continuing operations, which includes the estimated integration expense of $0.14 per share, of approximately $0.73 to $0.77 for its fiscal year ending May 2, 2004, after removing an expected $0.01 related to a full year of discontinued operations.

     Del Monte Foods

     Del Monte Foods Company is one of the country’s largest and most well known producers, distributors and marketers of premium quality, branded and private label food and pet products for the U.S. retail market, generating over $3 billion in pro forma net sales in fiscal 2003. With a powerful portfolio of brands including Del Monte®, Contadina®, StarKist®, S&W®, Nature’s Goodness™, College Inn®, 9Lives®, Kibbles ‘n Bits®, Pup-Peroni®, Snausages®, and NawSomes!®, Del Monte products are found in 9 out of 10 American households. For more information on Del Monte Foods Company (NYSE: DLM), visit the Company’s website at www.delmonte.com.

     Del Monte Foods will host a live audio web cast to discuss its results at 8:00 a.m. PST (11:00 a.m. EST) today. The web cast and related reconciliations of non-GAAP financial measures and historical, quarterly pro forma as adjusted results for fiscal 2002, 2003 and 2004 can be accessed at www.delmonte.com/company/investors under “Additional Financial Information.” The web cast will be available online following the presentation.

     The Company is providing the adjusted and pro forma, as adjusted non-GAAP financial measures because the Company believes these non-GAAP financial measures are useful in developing consistent period-to-period comparisons. This is due, in part, to the fact that on December 20, 2002, the Company merged with certain businesses of H. J. Heinz Company (NYSE: HNZ). For accounting purposes, fiscal 2003 reported results include the results of operations of the fruit, vegetable and tomato business only for the period after the December 20, 2002 merger. Reported financial results for periods prior to the merger reflect only the financial results of the Acquired

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Businesses. Reported results also include expenses and charges that relate to the merger and other events rather than to the routine operation of the Company’s businesses. The Company’s adjustments to its GAAP and GAAP pro forma results include expenses, gains and losses related to integration and merger-related items, restructuring and debt refinancing. The Company uses the presented non-GAAP financial measures internally to focus management on period-to-period changes in the Company’s businesses and believes this information is also helpful to investors. The Company cautions investors that the non-GAAP financial measures presented by the Company are intended to supplement the Company’s GAAP and pro forma GAAP results and are not a substitute for such results.

     This press release contains forward-looking statements conveying management’s expectations as to the future based on plans, estimates and projections at the time the Company makes the statements. The forward-looking statements contained in this press release include statements related to the merger of certain businesses and to future financial operating results, and in some cases can be identified by the use of forward-looking terms such as “will”, “expect” or other comparable terms.

     Forward-looking statements involve inherent risks and uncertainties and the Company cautions you that a number of important factors could cause actual results to differ materially from those contained in any such forward-looking statement. These factors include, among others: the success of the integration of the businesses we acquired from H.J. Heinz Company (“Heinz”) in a timely and cost effective manner; the risk that we may incur liabilities as a result of the acquisition of these businesses that are currently unknown; costs related to the acquisition and integration of these businesses; the actions of the U.S., foreign and local governments; general economic and business conditions; weather conditions; energy costs and availability; crop yields; competition, including pricing and promotional spending levels by competitors; raw material costs and availability; fish availability and pricing; high leverage; product liability claims; changes in or the failure or inability to comply with, governmental regulations, including environmental regulations; foreign currency exchange and interest rate fluctuations; the loss of significant customers or a substantial reduction in orders from these customers; the timely introduction and market acceptance of new products; changes in business strategy or development plans; availability, terms and deployment of capital; ability to increase prices; consumer perceptions and preferences regarding our products; disruption in relationships with our employees; industry trends, including changes in buying and inventory practices by customers; production capacity constraints and other economic, business, competitive and/or regulatory factors affecting our operations.

     These factors and other risks and uncertainties are described in more detail, from time to time, in the Company’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the fiscal year ended April 27, 2003. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not undertake to update any of these statements in light of new information or future events.

CONTACTS:	Melissa Plaisance (Analysts)	Brandy Bergman/Tracy Greenberger (Media)
	Del Monte Foods	Citigate Sard Verbinnen
	(415) 247- 3245	(212) 687 - 8080

Del Monte Foods Company
Selected Balance Sheet Data (Unaudited)
(In Millions)
January 25, 2004
Cash and cash equivalents	$20.3
Trade accounts receivable, net of allowance	265.3
Inventories	1,003.5
Total assets	3,766.1
Accounts payable and accrued expenses	512.0
Short-term borrowings	34.9
Long-term debt, including current portion	1,647.2
Stockholders’ equity	1,069.1

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DEL MONTE FOODS COMPANY
Combined Statements of Income
For the Three Months Ended January 25, 2004
(In Millions)

	GAAP	Non-GAAP	Non-GAAP
	Reported	Adjustments[1]	As Adjusted
Net sales	$811.1	$—	$811.1
Cost of products sold	583.9	(1.3)	582.6
Selling, general and administrative	112.1	(5.9)	106.2

Operating income	115.1	7.2	122.3
Interest expense	31.4	—	31.4
Other income/(expense)	0.5	—	0.5

Income from continuing operations before income taxes	84.2	7.2	91.4
Provision for income taxes	32.0	2.6	34.6

Income from continuing operations	52.2	4.6	56.8
Income from discontinued operations before income taxes	3.4	—	3.4
Income taxes	2.1	—	2.1

Income from Discontinued Operations	1.3	—	1.3

Net income	$53.5	$4.6	$58.1

Basic Average Shares	209,584,143		209,584,143
EPS — Continuing Operations	$0.25		$0.27
EPS — Discontinued Operations	0.01		0.01

EPS — Net Income	$0.26		$0.28

Fully Diluted Shares Outstanding	211,468,686		211,468,686
EPS — Continuing Operations	$0.25		$0.27
EPS — Discontinued Operations	0.00		0.00

EPS — Net Income	$0.25		$0.27

1	Non-GAAP adjustments represent integration and restructuring expenses related to the expansion of soup production in our Mendota facility ($1.8), employee termination benefits and retention bonuses ($1.3), and various other integration costs ($4.1).

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DEL MONTE FOODS COMPANY
Combined Statements of Income
For the Nine Months Ended January 25, 2004
(In Millions)

	GAAP	Non-GAAP	Non-GAAP
	Reported	Adjustments[1]	As Adjusted
Net sales	$2,214.0	$—	$2,214.0
Cost of products sold	1,621.1	(2.9)	1,618.2
Selling, general and administrative	334.8	(18.1)	316.7

Operating income	258.1	21.0	279.1
Interest expense	92.3	—	92.3
Other income	2.1	—	2.1

Income from continuing operations before income taxes	167.9	21.0	188.9
Provision for income taxes	61.5	7.7	69.2

Income from continuing operations	106.4	13.3	119.7
Income from Discontinued Operations	1.6	0.4	2.0

Net Income	$108.0	$13.7	$121.7

Basic Average Shares	209,469,808		209,469,808
EPS — Continuing Operations	$0.51		$0.57
EPS — Discontinued Operations	0.01		0.01

EPS — Net Income	$0.52		$0.58

Fully Diluted Shares Outstanding	210,866,764		210,866,764
EPS — Continuing Operations	$0.50		$0.57
EPS — Discontinued Operations	0.01		0.01

EPS — Net Income	$0.51		$0.58

1	Non-GAAP adjustments represent integration and restructuring expenses related to the expansion of soup production in our Mendota facility ($4.6), employee termination benefits and retention bonuses ($6.5), and various other integration costs ($10.9).

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DEL MONTE FOODS COMPANY
Combined Statements of Income
For the Three Months Ended January 29, 2003
(In Millions)

		GAAP	GAAP			Non-GAAP
	GAAP	Pro Forma	Total	Non-GAAP		Pro Forma
	Reported	Adjustments[1]	Pro Forma	Adjustments		As Adjusted
Net sales	$537.3	$266.2	$803.5	$6.7	[2]	$810.2
Cost of products sold	397.1	198.8	595.9	(13.5	) [3]	582.4
Selling, general and administrative	82.6	38.4	121.0	(10.4	) [4]	110.6

Operating income	57.6	29.0	86.6	30.6		117.2
Interest expense	14.9	18.7	33.6	0.9	[5]	34.5
Other income/(expense)	(5.0)	—	(5.0)	2.7	[6]	(2.3)

Income from continuing operations before income taxes	37.7	10.3	48.0	32.4		80.4
Provision for income taxes	15.3	4.0	19.3	9.3	[7]	28.6

Income from continuing operations	22.4	6.3	28.7	23.1		51.8
Income from discontinued operations before income taxes	3.4	—	3.4	—		3.4
Income taxes	1.4	—	1.4	—		1.4

Income from Discontinued Operations	2.0	—	2.0	—		2.0
Net income	$24.4	$6.3	$30.7	$23.1		$53.8

Basic Average Shares	181,383,446	27,844,746	209,228,192			209,228,192
EPS — Continuing Operations	$0.12		$0.14			$0.25
EPS — Discontinued Operations	0.01		0.01			0.01

EPS — Net Income	$0.13		$0.15			$0.26

Fully Diluted Shares Outstanding	182,112,972	28,127,474	210,240,446			210,240,446
EPS — Continuing Operations	$0.12		$0.14			$0.25
EPS — Discontinued Operations	0.01		0.01			0.01

EPS — Net Income	$0.13		$0.15			$0.26

1	The historical GAAP Reported consolidated statements of income include only the results of operations for the Acquired Businesses, and the results of Del Monte Brands from the December 20, 2002 merger date. For comparability, the GAAP Total Pro Froma consolidated statements of income include a pro forma adjustment for the results of Del Monte Brands for the entire period presented. SG&A excludes $24.7 million of Del Monte Brands merger-related expenses incurred prior to the December 20, 2002 merger date. Interest expense includes $11.2 million of additional pro forma expense as if the merger and related financing occurred on the first day of the fiscal year.

2	Net sales exclude trade promotion expenses of $6.7 million related to a change in estimate for liabilities associated with accounts receivables deductions for the Acquired Businesses.

3	In accordance with purchase accounting rules applied to the merger, Del Monte Brands inventory was increased to fair market value. This inventory step-up increases cost of products sold as inventory on-hand at the acquisition date is sold. These results exclude $11.0 million from inventory step-up, and $1.0 million resulting from incremental depreciation from the step-up of fixed assets to their fair market value. These results also exclude $1.5 million of Acquired Businesses expenses resulting from revisions to the parent company overhead rates as of the merger date.

4	SG&A excludes $4.3 million of integration expenses, $3.5 million of allocated parent company costs for the Acquired Businesses, and $2.6 million of incentive and retention compensation for the Acquired Businesses.

5	Interest expense excludes $0.9 million of interest income resulting from the amortization of a loss from interest rate swap agreements.

6	Other expense excludes a loss from foreign exchange related to the Company’s Euro-denominated borrowings in connection with the merger financing.

7	Income taxes are presented to reflect the impact of the adjustments noted, and the tax rate for the combined Company.

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DEL MONTE FOODS COMPANY
Combined Statements of Income
For the Nine Months Ended January 29, 2003
(In Millions)

		GAAP	GAAP			Non-GAAP
	GAAP	Pro Forma	Total	Non-GAAP		Pro Forma
	Reported	Adjustments[1]	Pro Forma	Adjustments		As Adjusted
Net sales	$1,335.5	$888.1	$2,223.6	$13.7	[2]	$2,237.3
Cost of products sold	967.6	677.3	1,644.9	(16.5)[3]		1,628.4
Selling, general and administrative	190.1	136.0	326.1	(16.6)[4]		309.5

Operating income	177.8	74.8	252.6	46.8		299.4
Interest expense	14.6	81.9	96.5	2.7	[5]	99.2
Other income/(expense)	(3.2)	0.3	(2.9)	2.7	[6]	(0.2)

Income from continuing operations before income taxes	160.0	(6.8)	153.2	46.8		200.0
Provision for income taxes	54.8	(2.6)	52.2	19.0	[7]	71.2

Income from continuing operations	105.2	(4.2)	101.0	27.8		128.8
Income from discontinued operations before income taxes	7.5	—	7.5	—		7.5
Income taxes	2.7	—	2.7	—		2.7

Income from Discontinued Operations	4.8	—	4.8	—		4.8
Net income	$110.0	$(4.2)	$105.8	$27.8		$133.6

Basic Average Shares	165,075,301	44,152,891	209,228,192			209,228,192
EPS — Continuing Operations	$0.64		$0.48			$0.62
EPS — Discontinued Operations	0.03		0.02			0.02

EPS — Net Income	$0.67		$0.50			$0.64

Fully Diluted Shares Outstanding	165,478,064	44,762,322	210,240,386			210,240,386
EPS — Continuing Operations	$0.63		$0.48			$0.62
EPS — Discontinued Operations	0.03		0.02			0.02

EPS — Net Income	$0.66		$0.50			$0.64

1	The historical GAAP Reported consolidated statements of income include the results of operations for the Acquired Businesses, and the results of Del Monte Brands from the December 20, 2002 merger date. For comparability, the GAAP Total Pro Forma consolidated statements of income include a pro forma adjustment for the results of Del Monte Brands for the entire period presented. Cost of products sold includes $1.0 million of pro forma depreciation expense to recognize the unwinding of Acquired Businesses assets held under synthetic lease obligations. SG&A excludes $34.6 million of Del Monte Brands merger-related expenses incurred prior to the December 20, 2002 merger date. Interest expense includes $49.7 million of additional pro forma expense as if the merger and related financing occurred on the first day of the fiscal year.

2	Net sales exclude Acquired Businesses adjustments of $6.6 million for trade promotion expenses related to a change in ‘estimate for liabilities associated with accounts receivable deductions, $7.0 million related to a change in estimate related to prior periods, and other sales adjustments of $0.1 million.

3	In accordance with purchase accounting rules applied to the merger, Del Monte Brands inventory was increased to fair market value. This inventory step-up increases cost of products sold as inventory on-hand at the acquisition date is sold. Cost of products sold excludes $11.0 million from inventory step-up, and $4.0 million for incremental depreciation resulting from the step-up of fixed assets to their fair market value. Cost of products sold also excludes Acquired Businesses inventory adjustments of $1.5 million relating to revisions in the parent company overhead rates as of the merger date.

4	SG&A excludes $9.7 million of integration expenses, $3.5 million of allocated parent company costs for the Acquired Businesses, and $3.4 million of incentive and retention compensation for the Acquired Businesses.

5	Interest expense excludes $3.7 million of interest income resulting from the amortization of a loss from interest rate swap agreements, and $1.0 million of expense for previously capitalized debt issuance costs from the early repayment of debt.

6	Other expense excludes a $2.6 million loss from foreign exchange related to the Company’s Euro-denominated borrowings in connection with the merger financing.

7	Income taxes are presented to reflect the impact of the adjustments noted, and the tax rate for the combined Company.

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